CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust and to the use of our reports dated February 13, 2014 on the financial statements and financial highlights of TOPS® Aggressive Growth ETF Portfolio, TOPS® Balanced ETF Portfolio, TOPS® Conservative ETF Portfolio (formerly TOPS® Capital Preservation ETF Portfolio), TOPS® Growth ETF Portfolio, TOPS® Moderate Growth ETF Portfolio, TOPS® Managed Risk Balanced ETF Portfolio, TOPS® Managed Risk Growth ETF Portfolio, TOPS® Managed Risk Moderate Growth ETF Portfolio and TOPS® Managed Risk Flex ETF Portfolio, each a series of shares of beneficial interest of Northern Lights Variable Trust.  Such financial statements and financial highlights appear in the December 31, 2013 Annual Reports to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 21, 2014